                                                                    EXHIBIT 3.02


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        NATURAL GAS SERVICES GROUP, INC.


         Pursuant to the provisions of the Colorado Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the corporation is Natural Gas Services Group, Inc.

         SECOND: The following amendment to the Articles of Incorporation was duly adopted on March 31, 1999, by the shareholders and on March 17, 1999 by the directors of the corporation as prescribed by the Act. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

         Article II, paragraph 5 of the Articles of Incorporation is amended in its entirety to read as follows:

         5. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Signature by facsimile shall be given the same force and effect as original signatures, and any consent in writing may be executed in counterparts.

         Dated the 31st day of March 1999

                                           NATURAL GAS SERVICES GROUP, INC.
                                           a Colorado corporation


                                           By:  /s/ Burnace J. Boles, Jr.
                                                --------------------------------
                                                Burnace J. Boles, Jr., President